Exhibit 1.4

SEARS CREDIT ACCOUNT MASTER TRUST II
MASTER TRUST CERTIFICATES
PRICING AGREEMENT
CLASS B

Dated: September 4, 2002

To:	SRFG, Inc. (the "Company") as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.
Re:	Underwriting Agreement dated September 4, 2002 (the "Agreement") (a copy of which is attached hereto).
Title:	Sears Credit Account Master Trust II, $81,000,000, Floating Rate Class B Master Trust Certificates, Series 2002-4.

Aggregate Initial Principal Amount of Certificates:

$81,000,000 Class B Master Trust Certificates, Series 2002-4

Class B Expected Principal Payment Date:

September 2005 Distribution Date

Series and Class Designation of Designated Securities:

Floating Rate Class B Master Trust Certificates, Series 2002-4 (the "Class B Certificates")

Certificate Rating:

Class B Certificates:	At least A2 by Moody's Investors Service, Inc. At least A by Standard & Poor's Ratings Services

Minimum Principal Receivables Balance after giving effect to the issuance of Series 2002-4:

$15,391,272,059

Date of Series Supplement:

September 12, 2002

Certificate Rate:

Class B Certificates: One-month LIBOR plus 0.425% per annum.

Terms of Sale:

The purchase price for the Designated Securities to the Underwriters, named on Schedule 1 hereto, will be the percentage set forth below of the aggregate initial principal amount of the Certificates, as set forth above plus accrued interest at the applicable Certificate Rate from the Time of Delivery.

Class B Certificates: 99.775%

The Underwriter(s) named in Schedule 1 hereto will offer the Class B Certificates from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Closing Location:

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Time of Delivery:

8:30 A.M., Chicago Time, on September 12, 2002 or at such other time as may be agreed upon in writing.

Addresses of the Underwriters for notices:

Credit Suisse First Boston Corporation
11 Madison Avenue
New York, New York 10010

Additional Agreements:

(a) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 hereto agree that the Company and Sears may enter into that certain Pricing Agreement of even date herewith (the "Class A Pricing Agreement") pursuant to the Underwriting Agreement of even date herewith among the Company, Sears and the representatives of the Class A Underwriters (as defined herein) (the "Class A Underwriting Agreement"), with respect to the purchase and sale of the Class A Master Trust Certificates, Series 2002-4 (the "Class A Certificates"), and may consummate the transactions contemplated thereby. It is a condition to the effectiveness of the Class B Underwriting Agreement that the Class A Underwriting Agreement and the Class A Pricing Agreement be duly executed and delivered by the parties thereto.

(b) Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class B Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.

(c) If an underwriter under the Class A Pricing Agreement (a "Class A Underwriter") shall default in its obligations to purchase the Class A Certificates, the Company shall have the right to postpone the Time of Delivery for the Class B Certificates for a period of not more than ten days, in order to procure another party for other parties to purchase such Class A Certificates and to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

(d) The purchase and sale of the Class B Certificates shall occur concurrently with, and shall be conditioned upon, the purchase and sale of the Class A Certificates. Notwithstanding anything in the Agreement to the contrary, if the Class A Pricing Agreement terminates because of the default of a Class A Underwriter, the Company shall not be under any liability to any Underwriter with respect to the Class B Certificates covered hereby except as provided in Section 6(e) and Section 8 of the Agreement.

or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

The Underwriters named in Schedule 1 hereto agree, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their names in Schedule 1.

Very truly yours,
CREDIT SUISSE FIRST BOSTON CORPORATION

By: /s/Michael Mittleman Name:________________________ Title:_________________________

Accepted: SRFG, INC.

By: /s/ Keith E. Trost Name: Keith E. Trost Title: Vice President and Treasurer

SEARS, ROEBUCK AND CO.

By: /s/Larry R. Raymond Name: Larry R. Raymond Title: Vice President and Treasurer

SCHEDULE 1

Underwriter	Principal Amount of Class B Certificates to be Purchased

Credit Suisse First Boston Corporation..................	$81,000,000

Total:	$81,000,000